Exhibit 5.1

September 27, 2022

ZeroFox Holdings, Inc.

1834 South Charles Street

Baltimore, Maryland 21230

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ZeroFox Holdings, Inc, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of: (a) the issuance by the Company of up to an aggregate of 16,213,430 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company, consisting of (i) up to 7,588,430 shares of Common Stock (the “Private Placement Warrant Shares”) that are issuable upon the exercise of 7,588,430 private placement warrants (the “Private Placement Warrants”) and (ii) up to 8,625,000 shares of Common Stock (the “Public Warrant Shares”) that are issuable upon the exercise of 8,625,000 public warrants (the “Public Warrants”); (b) the offer and sale by the Selling Securityholders (as such term is defined in the Registration Statement) of up to an aggregate of 120,443,882 shares of Common Stock consisting of (i) 89,348,952 shares of Common Stock (the “ZeroFox and IDX Holders Shares”) issued as merger consideration pursuant to that certain Business Combination Agreement, dated as of December 17, 2021 (as amended, the “Business Combination Agreement”), in connection with the consummation of the business combination (the “Business Combination”) as described in more detail in the Registration Statement, (ii) 193,039 shares of Common Stock (the “Issued Option Shares”) issued to two executives of the Company upon the exercise of their options assumed by the Company upon consummation of the Business Combination, (iii) up to 137,253 shares of Common Stock (the “Option Shares”) issuable upon the exercise of options assumed (the “Assumed Options”) by the Company in connection with the consummation of the Business Combination, (iv) 2,000,000 shares of Common Stock (the “PIPE Shares”) issued in a private placement in connection with the consummation of the Business Combination, (v) up to 16,863,708 shares of Common Stock (the “Convertible Notes Shares”) that are issuable upon the conversion of certain 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 of the Company (the “Convertible Notes”) issued in a private placement in connection with the consummation of the Business Combination, (vi) 4,312,500 shares of Common Stock (the “Founder Shares”) originally issued in a private placement in connection with the initial public

ZeroFox Holdings, Inc.

September 27, 2022

offering of L&F Acquisition Corp., a Cayman Islands exempted company (“L&F”) and, as part of the Business Combination, converted into 4,312,500 shares of Common Stock in connection with the Domestication (as defined below), in which L&F changed its name to ZeroFox Holdings, Inc.; and (vii) up to 7,588,430 Private Placement Warrant Shares; and (c) the offer and sale by certain of the Selling Securityholders of up to 7,588,430 Private Placement Warrants. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement other than as expressly stated herein.

In connection with our opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Securities Act;

2.    The Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware (the “Charter”);

3.    The Amended and Restated Bylaws of the Company;

4.    Resolutions adopted by the Board of Directors of the Company relating to, among other matters, (i) the issuance of the Private Placement Warrant Shares, the Public Warrant Shares, the ZeroFox and IDX Holders Shares, the Issued Option Shares, the Option Shares, the PIPE Shares, the Convertible Notes Shares, the Founder Shares, the Private Placement Warrants and the Convertible Notes, (ii) the Warrant Agreement (as defined herein) and the Business Combination Agreement and (iii) the filing of the Registration Statement (the “Resolutions”);

5.    The Warrant Agreement, dated as of November 23, 2020 (the “Warrant Agreement”), by and between the L&F and Continental Stock Transfer & Trust Company, a New York corporation;

6.    The Business Combination Agreement; and

7.    Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

ZeroFox Holdings, Inc.

September 27, 2022

In expressing the opinions set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no termination, waiver or amendment of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    Upon the issuance of any of the Private Placement Warrant Shares, the Public Warrant Shares, the Option Shares and the Convertible Notes Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.    We note that the Company was initially incorporated as L&F under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 (“Section 388”) of the Delaware General Corporation Law (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary

ZeroFox Holdings, Inc.

September 27, 2022

corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication were validly issued, fully paid and nonassessable, and (vii) all share issuances and documents related thereto that were authorized by the Company prior to the Domestication were done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law and, solely with respect to whether or not the Private Placement Warrants are the valid and binding obligations of the Company, the existing laws of the State of New York. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Delaware or the State of New York, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware or, for the limited purpose set forth above, the State of New York, we do not express any opinion on such matter. The opinions expressed herein are subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Private Placement Warrants:

1.    The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, assignment for the benefit of creditors, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers; and

2.    The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

ZeroFox Holdings, Inc.

September 27, 2022

In connection with our opinions expressed in the paragraphs below, we have assumed that, at or prior to the time of the delivery of any shares of Common Stock, the Registration Statement will have been declared effective under the Securities Act that the registration will apply to the offer and sale of such shares of Common Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Common Stock.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.    The issuance of the Public Warrant Shares has been duly authorized and, when issued and delivered upon exercise of the Public Warrants in the manner and for the consideration stated in the Public Warrants, the Public Warrant Shares will be validly issued, fully paid and non-assessable.

2.    The issuance of the Private Placement Warrant Shares has been duly authorized and, when issued and delivered upon exercise of the Private Placement Warrants in the manner and for the consideration stated in the Private Placement Warrants, the Private Placement Warrant Shares will be validly issued, fully paid and non-assessable.

3.    The issuance of the ZeroFox and IDX Holders Shares has been duly authorized and the ZeroFox and IDX Holders Shares are validly issued, fully paid and non-assessable.

4.    The issuance of the Issued Option Shares has been duly authorized and the Option Shares are validly issued, fully paid and non-assessable.

5.    The issuance of the Option Shares has been duly authorized and, when issued and delivered upon exercise of the Assumed Options in the manner and for the consideration stated in the Assumed Options, the Option Shares will be validly issued, fully paid and non-assessable.

6.    The issuance of the PIPE Shares has been duly authorized and the PIPE Shares are validly issued, fully paid and non-assessable.

ZeroFox Holdings, Inc.

September 27, 2022

7.    The issuance of the Convertible Notes Shares has been duly authorized and, when issued and delivered upon conversion of the Convertible Notes in accordance with the Convertible Notes, the Convertible Notes Shares will be validly issued, fully paid and non-assessable.

8.    The issuance of the Founder Shares has been duly authorized and the Founder Shares are validly issued, fully paid and non-assessable.

9.    The Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are (i) “experts” within the meaning of Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or (ii) within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Venable LLP